Exhibit 99.1

                  Albany International Announces CFO Successor

ALBANY, N.Y., Jun 30, 2009 (BUSINESS WIRE) -- Albany International Corp. (NYSE:AIN) today announced that Michael K. Burke has been named a Senior Vice President of the Company, effective July 8, 2009, and will become Chief Financial Officer on August 7, 2009, at the close of business. He will succeed Michael C. Nahl, Executive Vice President and Chief Financial Officer, who is retiring after a distinguished 27-year career with the Company.

Mr. Burke served as Executive Vice President and Chief Financial Officer of Intermagnetics General Corp., a manufacturer of magnetic resonance imaging devices formerly traded on Nasdaq (symbol: IMGC), from November 2001 until December 2006, when he left following the successful merger and integration of Intermagnetics into Royal Philips Electronics. During his tenure, the market capitalization of Intermagnetics grew from approximately $400 million in late 2001 to over $900 million in late 2005, culminating in the sale to Royal Philips at a total equity value of approximately $1.3 billion. Mr. Burke also served as Chief Financial Officer of HbT, Inc., a privately held power technology company, from May 2000 until joining Intermagnetics. Prior to joining HbT, he worked for almost 20 years in investment banking, first at Barclays Capital and later at CIBC World Markets. While at Barclays and CIBC, he gained experience in all aspects of corporate finance (including raising of capital through sales of equity, public and private debt, and bank financing), corporate strategy, and mergers and acquisitions.

Mr. Burke has served as a Director of Casella Waste Systems (NASDAQ: CWST) since March 2008, and is a member of their Audit Committee. He has served on the Board of Directors of Albany Medical Center since November 2007, and currently serves as a Vice Chair. He also serves on the Board of Trustees of Union Graduate College and the Make-a-Wish Foundation of Northeast New York.

Joseph G. Morone, President and Chief Executive Officer of Albany International Corp., said, "We are all delighted that Michael Burke has agreed to join the Albany management team, especially at this pivotal time, when the impact of the global economic recession brings new challenges and opportunities for our organization. His intelligence, leadership style, and breadth and depth of expertise in both financial markets and financial operations are precisely the mix of capabilities and experience that we had been searching for."

Erland E. Kailbourne, the Company's Chairman, added, "The Board of Directors unanimously agreed to elect Mr. Burke. He proved to be the ideal candidate, combining a keen understanding of dynamic and complex financial and strategic issues with strong leadership capability and management experience. We could not ask for a more suitable successor to the CFO position."

"I am honored to be joining a company with such a long and storied history and am energized by its leadership, its plan for the future, and the strong foundation laid by Michael Nahl," Mr. Burke said. "My broad corporate finance skills dovetail well with the next phase of the company's strategy and its plans for long-term growth in shareholder value," he added.

Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.